Exhibit 4ii
CONTRACT OWNER: [JOHN DOE]
[LINCOLN CHOICEPLUS (SM)] CONTRACT NUMBER: [55SB741258]

CONTRACT AMENDMENT FOR LTC BENEFITS

Effective upon the date it is signed by the Owner (and the Covered Life if different), this Contract Amendment For LTC Benefits (“Contract Amendment”) shall become a part of the Annuity Contract (“Contract”) to which it is attached.

Signed for The Lincoln National Life Insurance Company (the “Company”)
/s/ Charles A. Brawley III
Charles A. Brawley III, Secretary

I, the Owner, acknowledge that the Long-Term Care Benefits Rider that describes long-term care benefits under the Contract shall be terminated and void from the beginning if his Contract Amendment is not: (1) signed and dated by me (and the Covered Life if different); and (2) received by the Company within [45] days of the effective date of such Rider.

I, the Owner (and the Covered Life if different), hereby affirm and agree that all the following statements are true to the best of my knowledge and belief. I understand that eligibility for long-term care coverage under the Contract is established by this Contract Amendment. I acknowledge that if any of the following  statements are not true, the Covered Life is not eligible for long-term care coverage under the Contract. I acknowledge that if I knowingly and intentionally misrepresent the truthfulness of any of the following statements, which are relevant facts relating to the health of the Covered Life, the provisions of the Contract that relate to LTC Benefits may be void from the beginning pursuant to the Incontestability clause of the Long-Term Care Benefits Rider.
1. In the past 5 years, the Covered Life has not:
a. Applied for any long-term care insurance, or annuity or life insurance with a long-term care benefit and  been either: (i) declined; or (ii) offered coverage on a rated or modified risk classification basis.
b. Resided in, nor been recommended by a Licensed Health Care Practitioner to reside in, a Nursing Home or Assisted Living Facility, as defined in the Long-Term Care Coverage Endorsement.
c. Received Home Health Care, Maintenance or Personal Care Services, or Adult Day Care, as defined in the Long-Term Care Coverage Endorsement, for more than a total of 14 days.
d. Received or applied for any form of disability benefits, including but not limited to disability insurance, Worker's Compensation, and Social Security Disability Insurance.
e. Had any impairment, mental or physical, for which the Covered Life needed or received assistance or supervision with the Activities of Daily Living (Bathing, Continence, Dressing, Eating, Toileting, or Transferring) as defined in the Long-Term Care Coverage Endorsement.
f. Used or been advised by a Licensed Health Care Practitioner to use: oxygen, catheter, dialysis machine or other health-related mechanical device.
g. Been told by a Licensed Health Care Practitioner to limit alcohol intake.
h. Been advised by a Licensed Health Care Practitioner to have any surgery which has not been completed.
i. Been issued a permanent handicap parking placard, plate or sticker, unless issued for use pursuant to qualification of someone other than the Covered Life as handicapped.

CONTRACT OWNER: [JOHN DOE]
[LINCOLN CHOICEPLUS (SM)] CONTRACT NUMBER: [55SB741258]

2. Within the past 5 years the Covered Life has not: (i) used or required the use of any assistive device (including but not limited to a wheelchair, walker, stair lift, motorized cart or cane) on more than a total of 30 days; and/or (ii) been advised by a Licensed Health Care Practitioner to habitually use any assistive device.

3. Within the past 5 years the Covered Life has not been: (i) diagnosed by a Licensed Health Care Practitioner with; (ii) treated by a Licensed Health Care Practitioner for; and/or (iii) hospitalized for:
a. Alcohol or drug use.
b. Any type of cancer, other than non-melanoma skin cancer.
c. Bipolar disorder, schizophrenia, depression, or attempted suicide.

4. The Covered Life has never: (i) been diagnosed by a Licensed Health Care Practitioner with; or
(ii) been treated by a Licensed Health Care Practitioner for; and/or (iii) taken medication for:
a. Heart attack, heart surgery, angioplasty of any heart vessels, heart valve replacement or repair, or congenital heart disease.
b. Congestive Heart Failure, cardiomyopathy, stroke, Transient Ischemic Attack (TIA, that is mini-stroke), carotid artery surgery or other vascular surgery.
c. Acquired Immune Deficiency Syndrome (AIDS) or an AIDS related condition.
d. Chronic Obstructive Pulmonary Disease (COPD), emphysema, or chronic bronchitis.
e. Memory loss, Alzheimer’s Disease or other dementia.
f. Parkinson’s disease, Huntington’s chorea, Amyotrophic Lateral Sclerosis (ALS), Multiple Sclerosis (MS), myasthenia gravis, or muscular dystrophy.
g. Rheumatoid arthritis, lupus, polymyositis, dermatomyositis, systemic sclerosis, or vasculitis.
h. Chronic liver disease, chronic hepatitis B or C, cirrhosis, impaired kidney function, or kidney transplant.
i. Diabetes.

5. The Covered Life is not currently:
a. Confined to a hospital.
b. Receiving Medicaid.
c. Weighing more than 275 pounds.

Caution: If your affirmation and agreement that all the above statements on this amendment are true to the best of your knowledge and belief is incorrect or untrue, the Company has the right to deny benefits or rescind your long-term care insurance rider.

______________________________________              ______________________________________
Signature of Owner Date Signature of Covered Life (if different)                 Date

[OWNER CONTRACT COPY]
AA-531(3-10) 2 of 2